Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated January 31, 2001, relating to the financial statements of Leggett & Platt, Incorporated, which appears in Leggett & Platt, Incorporated's Annual Report on Form 10-K for the year ended December 31, 2000.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

St. Louis, Missouri
December 12, 2001